June 6, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Northern Lights Fund Trust IV (USA Mutuals Vice Fund and USA Mutuals All Seasons Fund)

File no. 811-23066

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of USA Mutuals Vice Fund and USA Mutuals All Seasons Fund, each a series of Northern Lights Fund Trust IV, dated June 6, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.

USA Mutuals Funds

Additional Information (Unaudited)

March 31, 2023

Change in Independent Registered Public Accounting Firm

Effective as of the close of business on March 23, 2023, Cohen & Company, Ltd (“Cohen”) resigned as the independent registered public accounting firm for the Funds.

The report of Cohen on the financial statements of the Funds as of and for the fiscal year ended March 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal year ended March 31, 2022, and during the subsequent interim period through March 23, 2023: (i) there were no disagreements between the Trust and Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Trust requested that Cohen furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR.

Upon the Audit Committee’s recommendation, the Board of Trustees of the Trust approved Tait Weller & Baker LLP (“Tait Weller”) on March 23, 2023 as the Funds’ independent registered public accounting firm for the fiscal year ended March 31, 2023.

During the fiscal year ended March 31, 2022, and during the subsequent interim period through March 23, 2023, neither the Trust, nor anyone acting on its behalf, consulted with Tait Weller on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.